UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  January 23, 2012

HALLIBURTON COMPANY
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-03492	No. 75-2677995
(Commission File Number)	(IRS Employer Identification No.)

3000 North Sam Houston Parkway East Houston, Texas	77032
(Address of Principal Executive Offices)	(Zip Code)

(281) 871-2699
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN REPORT

Item 2.02.  Results of Operations and Financial Condition

On January 23, 2012, registrant issued a press release entitled “Halliburton Announces Fourth Quarter Earnings of $1.00 Per Diluted Share From Continuing Operations, Excluding an Environmental-Related Charge”

The text of the Press Release is as follows:

HALLIBURTON ANNOUNCES FOURTH QUARTER EARNINGS OF $1.00 PER
DILUTED SHARE FROM CONTINUING OPERATIONS, EXCLUDING AN ENVIRONMENTAL-RELATED CHARGE
Reported income from continuing operations of $0.98 per diluted share

HOUSTON, Texas – Halliburton (NYSE:HAL) announced today that income from continuing operations for the fourth quarter of 2011 was $921 million, or $1.00 per diluted share, excluding a $15 million charge, after-tax, or $0.02 per diluted share, for an environmental-related matter included in Corporate and other. This compares to income from continuing operations for the third quarter of 2011 of $867 million, or $0.94 per diluted share, excluding a $19 million, after-tax, or $0.02 per diluted share, impairment charge on an asset held for sale in the Europe/Africa/CIS region. Net income attributable to company in the fourth quarter of 2011 was $906 million, or $0.98 per diluted share.

Halliburton’s consolidated revenue in the fourth quarter of 2011 was $7.1 billion, compared to $6.5 billion in the third quarter of 2011. Consolidated operating income was $1.4 billion in the fourth quarter of 2011, compared to $1.3 billion in the third quarter of 2011. Improved international results accounted for the majority of these increases.

Halliburton’s revenue was $24.8 billion for the full year 2011, an increase of 38% from 2010, and consolidated operating income was $4.7 billion, an increase of 57% from 2010. Income from continuing operations for the full year 2011 was $3.0 billion, or $3.26 per diluted share, compared to full year 2010 income from continuing operations of $1.8 billion, or $1.97 per diluted share. These increases were largely attributable to strong results in North America, with higher activity in the unconventional oil and natural gas basins, partially offset by disruptions caused by geopolitical events in North Africa.

Commenting on 2011 results, Dave Lesar, chairman, president, and chief executive officer said, “I am very pleased with our fourth quarter and full year 2011 results, which set records for revenue and operating income. For the full year, we delivered record revenue for both of our business segments and three of our four geographies. During 2011, we continued to execute our growth strategy in North America while expanding our presence in key emerging international markets. Overall, we were able to deliver on our goals of superior growth, margins, and returns while strengthening our position for future growth.

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Halliburton/Page 2

“In North America, the trend toward increased horizontal oil-directed activity continued in the fourth quarter with the United States oil-directed rig count up 8% sequentially compared to a natural gas rig count decline of 2%. We expect this trend will persist into 2012, along with continued improvements in drilling and completion efficiency, leading to an overall increase in demand for our services.

“Our results in North America in 2011 were truly outstanding, with each quarter setting a new record for revenue. Fourth quarter revenue was up 6% sequentially, compared to
United States rig count growth of 3%.  Operating income declined slightly from the third quarter due to merger and acquisition related costs from recent acquisitions, normal seasonal factors, cost inflation, logistical challenges, and equipment and crew relocations from natural gas to liquids-rich basins.

“The improvement in the Gulf of Mexico in 2011 was encouraging. We saw increased rig count as the year progressed, particularly in deepwater, as our customers’ success with permitting improved and they resumed operations. Our strategy of keeping our infrastructure intact has paid off, with our fourth quarter revenue now above pre-moratorium levels. We expect continued activity increases in 2012.

“While international markets were challenging in 2011, I am pleased with our results. Latin America had an outstanding year topped off by a fourth quarter in which revenue and operating income increased sequentially 9% and 24%, respectively.

“Eastern Hemisphere proved challenging in 2011 as impacts from the unrest in North Africa, continued competitive pricing, and delays in Iraq weighed on our results. However, we saw progress through the year as Egypt and Algeria recovered, activity in Iraq improved, and we continued to execute strategies to improve profitability in other markets. In the fourth quarter, our Eastern Hemisphere operations experienced sequential revenue and operating income growth of 11% and 69%, respectively, compared to rig count growth of 3%, supported by strong year-end sales of software and equipment. We expect pricing will remain competitive in 2012 with improvements anticipated for select basins and some of our new technologies.

“In 2011, we executed with tremendous success our North America strategy that was started in the downturn of 2009. Similarly, we are building a position in key international markets that will enable growth as those markets develop. We are proud of the results delivered in 2011 and excited about the opportunities in 2012.

“In 2012, we expect revenue growth in excess of rig count growth in both the Eastern and Western Hemispheres. We are proactively moving equipment from dry natural gas to liquids plays in North America in response to recent rig moves. We believe strongly that we will not experience a collapse of margins in North America and, as a result, we expect revenue and operating income will increase in 2012 in North America.

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Halliburton/Page 3

“We believe that operators in North America will continue to focus on the development of their liquids-rich unconventional resource base resulting in robust demand for our services. Given the dramatic growth experienced by us and the industry during 2011, we expect continued challenges in the areas of material costs, labor, and logistics. We plan to mitigate these challenges through investment in technology and our logistical infrastructure and by seeking to recover increased costs from our customers. As a result of the recent decline in natural gas prices and corresponding decline in natural gas rig count, we are relocating people and equipment into oil and liquids-rich basins. We believe that reduced productivity and increased costs resulting from this relocation will be a short-term disruption for us and that the impact we saw in the fourth quarter will continue into 2012.  We have dealt successfully with some significant logistical challenges in 2011 to accommodate the tremendous growth we have seen, and we expect to address these near-term issues with the same intensity.

“We anticipate that Eastern Hemisphere margins will return to the mid- to high-teens at the end of 2012 as we gain traction on new projects while growing revenue at a higher rate than rig count growth.  Our positive view of the market supports an increase in capital spending in 2012.  However, we expect pressure pumping horsepower additions will not increase over 2011, and an increased proportion of horsepower will be directed to international markets,” concluded Lesar.

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Halliburton/Page 4

2011 Fourth Quarter Results

Completion and Production
Completion and Production (C&P) revenue in the fourth quarter of 2011 was $4.3 billion, an increase of $303 million, or 8%, from the third quarter of 2011. Strong revenue growth was reflected across most product service lines, with record revenues from production enhancement, cementing, and completion tools.

C&P operating income in the fourth quarter of 2011 was $1.1 billion, an increase of $19 million, or 2%, over the third quarter of 2011. Excluding the third quarter impairment charge on an asset held for sale in the Europe/Africa/CIS region, C&P operating income was flat from the third quarter of 2011. North America C&P operating income was down 2% from the third quarter, as the impact of normal seasonality, cost inflation, logistical challenges, and recent acquisitions outweighed higher United States land and offshore activity. Latin America C&P operating income increased $8 million, or 19%, compared to the third quarter of 2011 as a result of increased stimulation work in Mexico and higher cementing activity in Mexico and Colombia. Excluding the third quarter impairment charge on an asset held for sale, Europe/Africa/CIS operating income increased due to improved vessel utilization in the North Sea, increased cementing work in Angola, and higher stimulation activity and completion tools sales in Algeria. Middle East/Asia C&P operating income increased by 4% compared to the third quarter of 2011 due to increased work in Iraq, higher demand for production enhancement services in Australia, and increased direct sales within the region.

Drilling and Evaluation
Drilling and Evaluation (D&E) revenue in the fourth quarter of 2011 was $2.7 billion, an increase of $213 million, or 8%, from the third quarter of 2011. The division experienced strong sequential revenue growth, particularly in the Middle East/Asia region.

D&E operating income in the fourth quarter of 2011 was $480 million, an increase of $111 million, or 30%, from the third quarter of 2011. North America D&E operating income was up 2% compared to the third quarter of 2011 due to higher overall activity. Latin America D&E operating income improved $25 million, or 27%, from the third quarter of 2011 primarily due to higher drilling activity and software sales in Mexico and increased demand for testing and subsea work in Brazil. Europe/Africa/CIS D&E operating income increased $14 million, or 27%, from the third quarter of 2011 as a result of increased demand for drilling services in the North Sea and Angola and a seasonal year-end increase in software sales. Middle East/Asia D&E operating income increased $69 million, or 141%, from the third quarter of 2011 primarily due to increased direct sales, drilling services in Asia, and improved activity in Iraq.

Corporate and Other
During the fourth quarter of 2011, Halliburton invested an additional $23 million in strategic projects aimed at strengthening Halliburton’s North America service delivery model and repositioning technology, supply chain, and manufacturing infrastructure to support projected international growth. Halliburton expects to continue funding this effort in 2012.

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Halliburton/Page 5

Significant Recent Events and Achievements

•
Halliburton issued $1 billion aggregate principal amount of senior notes. The notes were issued in two tranches - $500 million of 10-year notes bearing interest at a fixed rate of 3.25% per year and maturing on November 15, 2021, and $500 million of 30-year notes bearing interest at a fixed rate of 4.50% per year and maturing on November 15, 2041. Halliburton intends to use the proceeds of these offerings for general corporate purposes.

•
Halliburton announced that Murry S. Gerber has been named to the company’s board of directors. The appointment was effective January 10, 2012. Gerber became the chief executive officer of EQT Corporation in 1998 and was elected chairman in 2000. He retired as chief executive officer of EQT Corporation in April 2010 and remained as Executive Chairman until May 2011. Gerber resigned from the board of directors of EQT Corporation in January 2012.

•
Halliburton introduced AccessFrac SM stimulation service. This new service combines unique diversion technologies and pumping capabilities to create a process that helps operators achieve better long-term production from shale formations, thereby maximizing asset development. AccessFrac optimizes fracturing treatments by assuring that each perforation cluster in each interval receives the designed amount of proppant.

•
Halliburton also introduced a new class of perforating shaped charges designed for perforating oil and natural gas wells prior to hydraulic fracturing. The MaxForce®-FRAC charge is designed to optimize fracturing efficiency and placement by providing consistency of the perforation entry hole in the casing, regardless of the gun's azimuthal orientation and clearance, which can vary greatly in horizontal wells.

•
Halliburton developed and successfully deployed a rig pump diverter (RPD) system that offers operators a more economical alternative to the larger and more expensive backpressure pump. Exclusive to Halliburton, the GeoBalance® RPD system offers increased reliability, a smaller footprint, simplified operation, faster rig-up time, and lower power requirements.

•
Halliburton introduced Turbopower™ turbine drilling technology, which, compared with a conventional mud motor, provides operators with the ability to drill in a much higher-temperature environment and achieve longer downhole life and produce better and straighter hole quality at a lower cost per foot drilled. Turbine drilling technology is especially suited for hard rock drilling, high-pressure high-temperature applications, sidetracks, including open hole sidetracks, horizontal and multilateral wells, and underbalanced wells.

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Halliburton/Page 6

Founded in 1919, Halliburton is one of the world’s largest providers of products and services to the energy industry. With nearly 70,000 employees in approximately 80 countries, the company serves the upstream oil and gas industry throughout the lifecycle of the reservoir – from locating hydrocarbons and managing geological data, to drilling and formation evaluation, well construction and completion, and optimizing production through the life of the field. Visit the company’s Web site at www.halliburton.com.

NOTE: The statements in this press release that are not historical statements, including statements regarding future financial performance, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond the company’s control, which could cause actual results to differ materially from the results expressed or implied by the statements. These risks and uncertainties include, but are not limited to: results of litigation, settlements, and investigations; actions by third parties, including governmental agencies; changes in the demand for or price of oil and/or natural gas can be significantly impacted by weakness in the worldwide economy; consequences of audits and investigations by domestic and foreign government agencies and legislative bodies and related publicity and potential adverse proceedings by such agencies; indemnification and insurance matters; protection of intellectual property rights; compliance with environmental laws; changes in government regulations and regulatory requirements, particularly those related to offshore oil and natural gas exploration, radioactive sources, explosives, chemicals, hydraulic fracturing services and climate-related initiatives; compliance with laws related to income taxes and assumptions regarding the generation of future taxable income; risks of international operations, including risks relating to unsettled political conditions, war, the effects of terrorism, and foreign exchange rates and controls, international trade and regulatory controls, and doing business with national oil companies; weather-related issues, including the effects of hurricanes and tropical storms; changes in capital spending by customers; delays or failures by customers to make payments owed to us; execution of long-term, fixed-price contracts; impairment of oil and natural gas properties; structural changes in the oil and natural gas industry; maintaining a highly skilled workforce; availability of raw materials; and integration of acquired businesses and operations of joint ventures. Halliburton’s Form 10-K for the year ended December 31, 2010, Form 10-Q for the quarter ended September 30, 2011, recent Current Reports on Form 8-K, and other Securities and Exchange Commission filings discuss some of the important risk factors identified that may affect Halliburton’s business, results of operations, and financial condition. Halliburton undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

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HALLIBURTON COMPANY
Condensed Consolidated Statements of Operations
(Millions of dollars and shares except per share data)
(Unaudited)

	Three Months Ended
	December 31			September 30
	2011	2010		2011
Revenue:
Completion and Production	$4,328	$2,985		$4,025
Drilling and Evaluation	2,736	2,175		2,523
Total revenue	$7,064	$5,160		$6,548
Operating income:
Completion and Production	$1,087	$688		$1,068
Drilling and Evaluation	480	354		369
Corporate and other	(137)	(62)		(105)
Total operating income	1,430	980		1,332
Interest expense, net of interest income of $1, $2, and $1	(69)	(69)		(62)
Other, net	(7)	(1)		(9)
Income from continuing operations before income taxes	1,354	910		1,261
Provision for income taxes	(447)	(283)		(411)
Income from continuing operations	907	627		850
Income (loss) from discontinued operations, net	-	(20	)(a)	(165	)(b)
Net income	$907	$607		$685
Noncontrolling interest in net income of subsidiaries	(1)	(2)		(2)
Net income attributable to company	$906	$605		$683
Amounts attributable to company shareholders:
Income from continuing operations	$906	$625		$848
Income (loss) from discontinued operations, net	-	(20	)(a)	(165	)(b)
Net income attributable to company	$906	$605		$683
Basic income per share attributable to company
shareholders:
Income from continuing operations	$0.98	$0.69		$0.92
Income (loss) from discontinued operations, net	-	(0.02	)(a)	(0.18	)(b)
Net income per share	$0.98	$0.67		$0.74
Diluted income per share attributable to company
shareholders:
Income from continuing operations	$0.98	$0.68		$0.92
Income (loss) from discontinued operations, net	-	(0.02	)(a)	(0.18	)(b)
Net income per share	$0.98	$0.66		$0.74
Basic weighted average common shares outstanding	921	910		920
Diluted weighted average common shares outstanding	923	915		925

(a)	Includes, among other items, a charge of $17 million, after-tax, related to an indemnity payment on behalf of KBR for a settlement agreement reached with the Federal Government of Nigeria.
(b)	Includes, among other items, a $163 million loss due to a ruling in an arbitration proceeding between Barracuda & Caratinga Leasing Company B.V. and KBR, whom Halliburton agreed to indemnify.

See Footnote Table 1 for the significant item included in operating income.

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HALLIBURTON COMPANY
Condensed Consolidated Statements of Operations
(Millions of dollars and shares except per share data)
(Unaudited)

	Year Ended December 31
	2011		2010
Revenue:
Completion and Production	$15,143		$9,997
Drilling and Evaluation	9,686		7,976
Total revenue	$24,829		$17,973
Operating income:
Completion and Production	$3,733		$2,032
Drilling and Evaluation	1,403		1,213
Corporate and other	(399)		(236)
Total operating income	4,737		3,009
Interest expense, net of interest income of $5 and $11	(263)		(297)
Other, net	(25)		(57	)(b)
Income from continuing operations before income taxes	4,449		2,655
Provision for income taxes	(1,439)		(853	)(c)
Income from continuing operations	3,010		1,802
Income (loss) from discontinued operations, net	(166	)(a)	40	(d)
Net income	$2,844		$1,842
Noncontrolling interest in net income of subsidiaries	(5)		(7)
Net income attributable to company	$2,839		$1,835
Amounts attributable to company shareholders:
Income from continuing operations	$3,005		$1,795
Income (loss) from discontinued operations, net	(166	)(a)	40	(d)
Net income attributable to company	$2,839		$1,835
Basic income per share attributable to company
shareholders:
Income from continuing operations	$3.27		$1.98
Income (loss) from discontinued operations, net	(0.18	)(a)	0.04	(d)
Net income per share	$3.09		$2.02
Diluted income per share attributable to company
shareholders:
Income from continuing operations	$3.26		$1.97
Income (loss) from discontinued operations, net	(0.18	)(a)	0.04	(d)
Net income per share	$3.08		$2.01
Basic weighted average common shares outstanding	918		908
Diluted weighted average common shares outstanding	922		911

(a)	Includes, among other items, a $163 million loss due to a ruling in an arbitration proceeding between Barracuda & Caratinga Leasing Company B.V. and KBR, whom Halliburton agreed to indemnify.
(b)	Includes, among other items, a $31 million non-tax deductible, foreign currency loss associated with the devaluation of the Venezuelan Bolívar Fuerte.
(c)
Includes, among other items, $10 million of additional tax expense for local Venezuelan income tax purposes as a result of a taxable gain created by the devaluation of the Bolívar Fuerte on Halliburton’s net United States dollar-denominated monetary assets and liabilities in Venezuela.

(d)
Includes, among other items, $62 million of income due to the finalization of a United States tax matter with the Internal Revenue Service and a charge of $17 million, after-tax, related to an indemnity payment on behalf of KBR for a settlement agreement reached with the Federal Government of Nigeria.

See Footnote Table 2 for a list of significant items included in operating income.

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HALLIBURTON COMPANY
Condensed Consolidated Balance Sheets
(Millions of dollars)
(Unaudited)

	December 31
	2011	2010
Assets
Current assets:
Cash and equivalents	$2,698	$1,398
Receivables, net	5,084	3,924
Inventories	2,570	1,940
Investments in marketable securities	150	653
Other current assets	1,075	971
Total current assets	11,577	8,886

Property, plant, and equipment, net	8,492	6,842
Goodwill	1,776	1,315
Other assets	1,832	1,254
Total assets	$23,677	$18,297

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$1,826	$1,139
Accrued employee compensation and benefits	862	716
Other current liabilities	1,433	902
Total current liabilities	4,121	2,757

Long-term debt	4,820	3,824
Other liabilities	1,520	1,329
Total liabilities	10,461	7,910

Company shareholders’ equity	13,198	10,373
Noncontrolling interest in consolidated subsidiaries	18	14
Total shareholders’ equity	13,216	10,387
Total liabilities and shareholders’ equity	$23,677	$18,297

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HALLIBURTON COMPANY
Condensed Consolidated Statements of Cash Flows
(Millions of dollars)
(Unaudited)

	Year Ended
	December 31
	2011	2010
Cash flows from operating activities:
Net income	$2,844	$1,842
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation, depletion, and amortization	1,359	1,119
(Income) loss from discontinued operations	166	(40)
Payments related to KBR TSKJ matters	(6)	(177)
Other, primarily working capital	(679)	(532)
Total cash flows from operating activities	3,684	2,212

Cash flows from investing activities:
Capital expenditures	(2,953)	(2,069)
Sales of marketable securities	1,001	1,925
Purchases of marketable securities	(501)	(1,282)
Acquisitions, net of cash acquired	(880)	(523)
Other	143	194
Total cash flows from investing activities	(3,190)	(1,755)

Cash flows from financing activities:
Proceeds from long-term borrowings, net of offering costs	978	–
Dividends to shareholders	(330)	(327)
Payments on long-term borrowings	–	(790)
Other	185	3
Total cash flows from financing activities	833	(1,114)

Effect of exchange rate changes on cash	(27)	(27)
Increase (decrease) in cash and equivalents	1,300	(684)
Cash and equivalents at beginning of period	1,398	2,082
Cash and equivalents at end of year	$2,698	$1,398

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HALLIBURTON COMPANY
Revenue and Operating Income Comparison
By Segment and Geographic Region
(Millions of dollars)
(Unaudited)

	Three Months Ended
	December 31		September 30
Revenue by geographic region:	2011	2010	2011
Completion and Production:
North America	$3,148	$1,918	$2,950
Latin America	312	217	297
Europe/Africa/CIS	497	516	433
Middle East/Asia	371	334	345
Total	4,328	2,985	4,025
Drilling and Evaluation:
North America	962	713	926
Latin America	565	382	509
Europe/Africa/CIS	588	550	558
Middle East/Asia	621	530	530
Total	2,736	2,175	2,523
Total revenue by region:
North America	4,110	2,631	3,876
Latin America	877	599	806
Europe/Africa/CIS	1,085	1,066	991
Middle East/Asia	992	864	875

Operating income by geographic region (excluding Corporate and other):
Completion and Production:
North America	$940	$518	$960
Latin America	51	24	43
Europe/Africa/CIS	44	94	15
Middle East/Asia	52	52	50
Total	1,087	688	1,068
Drilling and Evaluation:
North America	178	114	175
Latin America	119	54	94
Europe/Africa/CIS	65	73	51
Middle East/Asia	118	113	49
Total	480	354	369
Total operating income by region:
North America	1,118	632	1,135
Latin America	170	78	137
Europe/Africa/CIS	109	167	66
Middle East/Asia	170	165	99

See Footnote Table 1 for the significant item included in operating income.

See Footnote Table 3 for adjusted operating income excluding an asset impairment charge.

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HALLIBURTON COMPANY
Revenue and Operating Income Comparison
By Segment and Geographic Region
(Millions of dollars)
(Unaudited)

	Year Ended December 31
Revenue by geographic region:	2011	2010
Completion and Production:
North America	$10,907	$6,183
Latin America	1,117	839
Europe/Africa/CIS	1,746	1,797
Middle East/Asia	1,373	1,178
Total	15,143	9,997
Drilling and Evaluation:
North America	3,506	2,644
Latin America	1,865	1,390
Europe/Africa/CIS	2,210	2,117
Middle East/Asia	2,105	1,825
Total	9,686	7,976
Total revenue by region:
North America	14,413	8,827
Latin America	2,982	2,229
Europe/Africa/CIS	3,956	3,914
Middle East/Asia	3,478	3,003

Operating income by geographic region
(excluding Corporate and other):
Completion and Production:
North America	$3,341	$1,423
Latin America	159	115
Europe/Africa/CIS	48	301
Middle East/Asia	185	193
Total	3,733	2,032
Drilling and Evaluation:
North America	641	453
Latin America	305	175
Europe/Africa/CIS	191	283
Middle East/Asia	266	302
Total	1,403	1,213
Total operating income by region:
North America	3,982	1,876
Latin America	464	290
Europe/Africa/CIS	239	584
Middle East/Asia	451	495

See Footnote Table 2 for a list of significant items included in operating income.

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FOOTNOTE TABLE 1

HALLIBURTON COMPANY
Item Included in Operation Income
(Millions of dollars except per share data)
(Unaudited)

	Three Months Ended
	September 30, 2011
	Operating	After Tax
	Income	per Share
Completion and Production:
Europe/Africa/CIS
Asset impairment charge	$(25)	$(0.02)

FOOTNOTE TABLE 2

HALLIBURTON COMPANY
Items Included in Operating Income
(Millions of dollars except per share data)
(Unaudited)

	Year Ended		Year Ended
	December 31, 2011		December 31, 2010
	Operating	After Tax	Operating	After Tax
	Income	per Share	Income	per Share
Completion and Production:
Europe/Africa/CIS
Asset impairment charge	$(25)	$(0.02)	$–	$–
Employee separation costs	(5)	(0.01)	–	–
Libya reserve	(36)	(0.03)	–	–
Middle East/Asia
Employee separation costs	(1)	–	–	–
Drilling and Evaluation:
Europe/Africa/CIS
Employee separation costs	(4)	–	–	–
Libya reserve	(23)	(0.02)	–	–
Middle East/Asia
Employee separation costs	(1)	–	–	–
Asset impairment charge	–	–	(50)	(0.04)

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FOOTNOTE TABLE 3

HALLIBURTON COMPANY
Adjusted Operating Income Excluding Asset Impairment Charge
By Segment and Geographic Region
(Millions of dollars)
(Unaudited)

	Three Months Ended
	December 31		September 30
Adjusted operating income by geographic region: (a) (b)	2011	2010	2011
Completion and Production:
North America	$940	$518	$960
Latin America	51	24	43
Europe/Africa/CIS	44	94	40
Middle East/Asia	52	52	50
Total	1,087	688	1,093
Drilling and Evaluation:
North America	178	114	175
Latin America	119	54	94
Europe/Africa/CIS	65	73	51
Middle East/Asia	118	113	49
Total	480	354	369
Adjusted operating income by region:
North America	1,118	632	1,135
Latin America	170	78	137
Europe/Africa/CIS	109	167	91
Middle East/Asia	170	165	99

(a)
Management believes that operating income adjusted for the third quarter of 2011 asset impairment charge is useful to investors to assess and understand operating performance, especially when comparing current results with previous periods or forecasting performance for future periods, primarily because management views the asset impairment charge to be outside of the company’s normal operating results. Management analyzes operating income without the impact of the asset impairment charge as an indicator of ongoing operating performance, to identify underlying trends in the business, and to establish segment and region operational goals. The adjustment removes the effect of this expense.

(b)	Adjusted operating income for each segment and region is calculated as: “Operating income” less “Item Included in Operating Income.”

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FOOTNOTE TABLE 4

HALLIBURTON COMPANY
Reconciliation of As Reported Results to Adjusted Results
(Millions of dollars)
(Unaudited)

	Three Months Ended	Three Months Ended
	December 31, 2011	September 30, 2011

As reported income from continuing operations attributable to company	$906	$848
Environmental-related charge, net of tax (a)	15	–
Asset impairment charge, net of tax (a)	–	19
Adjusted income from continuing operations attributable to company (a)	$921	$867

As reported diluted weighted average common shares outstanding	923	925

As reported income from continuing operations per diluted share (b)	$0.98	$0.92
Adjusted income from continuing operations per diluted share (b)	$1.00	$0.94

(a)
Management believes that income from continuing operations attributable to company adjusted for an environmental-related charge and an asset impairment charge is useful to investors to assess and understand operating performance, especially when comparing current results with previous periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of the company’s normal operating results. Management analyzes income from continuing operations attributable to company without the impact of the environmental-related charge and asset impairment charge as an indicator of performance, to identify underlying trends in the business, and to establish operational goals. The adjustments remove the effect of these expenses. Adjusted income from continuing operations attributable to company is calculated as: “As reported income from continuing operations attributable to company” plus “Environmental-related charge, net of tax” for the period ended December 31, 2011 and “As reported income from continuing operations attributable to company” plus “Asset impairment charge, net of tax” for the period ended September 30, 2011.

(b)
As reported income from continuing operations per diluted share is calculated as: “As reported income from continuing operations attributable to company” divided by “As reported diluted weighted average common shares outstanding.” Adjusted income from continuing operations per diluted share is calculated as: “Adjusted income from continuing operations attributable to company” divided by “As reported diluted weighted average common shares outstanding.”

-more-

Conference Call Details
Halliburton (NYSE:HAL) will host a conference call on Monday, January 23, 2012, to discuss the fourth quarter 2011 financial results. The call will begin at 8:00 AM Central
Time (9:00 AM Eastern Time).

Halliburton’s fourth quarter press release will be posted on the Halliburton Web site at www.halliburton.com. Please visit the Web site to listen to the call live via webcast. In addition, you may participate in the call by telephone at (703) 639-1306. A passcode is not required. Attendees should log-in to the webcast or dial-in approximately 15 minutes prior to the call’s start time.

A replay of the conference call will be available on Halliburton’s Web site for seven days following the call. Also, a replay may be accessed by telephone at (703) 925-2533, passcode 1555288.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HALLIBURTON COMPANY

Date: January 24, 2012	By:	/s/ Bruce A. Metzinger
Bruce A. Metzinger
Assistant Secretary